Exhibit 10.1

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT, dated as of September 25, 2020 (this “Agreement”), is entered into by and among BBX Capital Corporation, a Florida corporation (“Parent”), and BBX Capital Florida LLC, a Florida limited liability company and wholly-owned subsidiary of Parent (“New BBX Capital”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Board of Directors of Parent has determined that it is advisable and in the best interests of Parent and its shareholders that New BBX Capital, which is currently a wholly owned subsidiary of Parent and holds (or in accordance with the terms hereof will hold) the subsidiaries and investments which comprise or operate the New BBX Capital Business, be converted into a Florida corporation and become a separate, public company through the spin-off of New BBX Capital, with Parent retaining the Bluegreen Business and continuing as a public company and “pure play” Bluegreen holding company;

WHEREAS, in furtherance of the foregoing, on the terms and subject to the conditions contained herein, the Assets and Liabilities of the Bluegreen Business shall be separated from those of the New BBX Capital Business (the “Separation”) and thereafter Parent shall distribute 100% of the issued and outstanding shares of New BBX Capital Common Stock to holders of Parent Common Stock as of the Record Date (the “Distribution” and, collectively with the Separation, the “Spin-Off”),  all as more fully described in this Agreement;

WHEREAS, the Parties intend in this Agreement to set forth the principal corporate transactions required to effect the Spin-Off and certain other agreements governing various matters relating thereto and the relationship of Parent and New BBX Capital following the Spin-Off; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of the Parties relating to the Spin-Off, are entered into simultaneously, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in this Article I.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition and the definitions of “Parent Group” and “New BBX Capital Group”, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise. It is expressly agreed that, for purposes of this Agreement and the other Ancillary Agreements, no member of the New BBX Capital Group shall be deemed to be an Affiliate of any member of the Parent Group, and no member of the Parent Group shall be deemed to be an Affiliate of any member of the New BBX Capital Group.

“Agent” means the Distribution Agent engaged by Parent with respect to the Distribution in accordance with the terms hereof.

“Ancillary Agreements” means the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Promissory Note, and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement, including any lease or sublease of office space between Parent and New BBX Capital as described in the Information Statement, in each case, including all annexes, exhibits, schedules, attachments and appendices thereto.

“Assets” means all assets, properties, claims and rights (including goodwill) of any kind, nature and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever situated and whether or not recorded or reflected, or required to be recorded or reflected, on the books of any Person.

“Bluegreen” means Bluegreen Vacations Corporation, a Florida corporation.

“Bluegreen Business” means Parent’s ownership interest in Woodbridge and its Subsidiaries, including Bluegreen and its Subsidiaries, and the respective businesses and investments thereof.

“Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

 “Consent” means any consent, approval, order or authorization of, filing or registration with, or notification to, any Person.

“Contract” means any written contract, subcontract, instrument, warranty, option, note, bond, mortgage, indenture, lease, license, sublicense, sales or purchase order or other legally binding obligation, commitment, agreement, arrangement or understanding, in each case, as amended and supplemented from time to time.

 “Distribution Date” means the date on which the Distribution of New BBX Capital Common Stock to Record Holders is effected pursuant to the terms of this Agreement, as determined by Parent’s Board of Directors.

“Employee Matters Agreement” means the Employee Matters Agreement dated as of the date hereof, by and between Parent and New BBX Capital.

“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, or protection of human health, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

 “Environmental Liabilities” means all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on such Party’s behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on such Party’s behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or any Person acting on such Party’s behalf), or, if it would reasonably have been foreseen, was unavoidable, and includes, without limitation, acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, hurricanes, tropical storms, floods, other unusually severe weather conditions, public health crises or pandemics (whether regional, national or international), labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical equipment.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” means any government, governmental or quasi-governmental authority, or any regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, and any court, tribunal, or judicial body, in each case, whether supranational, national, federal, state, municipal, county or provincial, and whether local or foreign.

“Group” means the Parent Group or the New BBX Capital Group, as the context requires.

“Group Entities” means the members of the Parent Group or the New BBX Capital Group, as the context requires.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indebtedness” means any of the following Liabilities or obligations, with respect to any Group: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees); (ii) Liabilities evidenced by bonds, debentures, notes, or other debt securities; (iii) Liabilities evidencing amounts drawn on letters of credit or banker’s acceptances or similar items; (iv) Liabilities related to the deferred purchase price of property or services (including any seller notes or earn out obligations) other than those trade payables incurred in the ordinary course of business; (v) Liabilities arising from overdrafts; (vi) Liabilities pursuant to capitalized leases that should be, in accordance with GAAP, recorded as capital leases; (vii) Liabilities pursuant to conditional sale or other title retention agreements; (viii) Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (ix) indebtedness of others guaranteed by such Group, or any member thereof, or secured by any lien or encumbrance on the assets of such Group or any member thereof.

“Information” means information, including books and records, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Information Statement” means the information statement forming a part of the Parent Proxy Statement and New BBX Capital Registration Statement.

“Insurance Proceeds” means those monies: (a) received by an insured from any insurance carrier or program; (b) paid by any insurance carrier on behalf of an insured or program; or (c) received (including by way of set-off) from any Third Party in the nature of insurance, contribution or indemnification in respect of any Liability, in each case, net of any deductible or retention amount or any other Third-Party costs or expenses incurred by the Indemnitor in obtaining such recovery, including any increased insurance premiums.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (f) intellectual property rights arising from or in respect of any Technology.

“Intercompany Agreements” means Contracts (other than the Ancillary Agreements) between or among any New BBX Capital Entity, on the one hand, and any Parent Entity, on the other hand.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, regulation, ruling or other legal requirement enacted, adopted, implemented or otherwise in effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any claim, action, charge, lawsuit, litigation, arbitration, hearing or proceeding that has been made public or of which written notice has been received, administrative enforcement proceeding or other similarly formal legal proceeding (including civil, criminal, administrative or appellate proceeding) commenced, brought, conducted or heard by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

“Liabilities” means any and all debts, obligations and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any pending, threatened or contemplated Legal Proceeding (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any such pending, threatened or contemplated Legal Proceeding), any Law, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“New BBX Capital Assets” means, to the extent not then owned by New BBX Capital, all interests in the New BBX Capital Subsidiaries immediately prior to the Distribution (after giving effect to the Separation) and:

(a)    (i) all Assets included or reflected as assets of New BBX Capital or the members of the New BBX Capital Group on the New BBX Capital Balance Sheet; and (ii) all Assets acquired by any member of the New BBX Capital Group subsequent to the date of the New BBX Capital Balance Sheet that are of a nature or type that would have resulted in such Assets being included or reflected as assets of New BBX Capital or the members of the New BBX Capital Group on a pro forma consolidated balance sheet of New BBX Capital, including the notes thereto, were such balance sheet and notes prepared on a basis consistent with the determination of the Assets included on the New BBX Capital Balance Sheet,  in each case, after taking into account any dispositions of any such Assets subsequent to the date of the New BBX Capital Balance Sheet or such acquisition, as the case may be;

(b) all New BBX Capital Real Property and all rights and interests of New BBX Capital or the members of the New BBX Capital Group thereunder;

(c)   all New BBX Capital Contracts and all rights and interests of New BBX Capital or the members of the New BBX Capital Group thereunder;

       (d) all New BBX Capital Intellectual Property, New BBX Capital Software and New BBX Capital Technology and all rights and interests of New BBX Capital or the members of the New BBX Capital Group thereunder;

 (e) all New BBX Capital Permits, and all rights and interests of New BBX Capital or the members of the New BBX Capital Group thereunder;

 (f) subject to the provisions herein and the provisions of the applicable Ancillary Agreements, all rights and interests of either Party or any of the members of such Party’s Group with respect to Information that is primarily related to the New BBX Capital Assets, the New BBX Capital Liabilities, the New BBX Capital Business or the New BBX Capital Subsidiaries (after giving effect to the Separation);

   (g)  Subject to Section 6.5, (i) all business and employment records exclusively related to New BBX Capital Business, including the corporate minute books and related stock records of the members of the New BBX Capital Group, (ii) all of the separate financial and Tax records of the members of the New BBX Capital Group that do not form part of the general ledger of Parent or any of its Affiliates (other than the members of the New BBX Capital Group), and (iii) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature (including historical), advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, market and market share data owned by Parent, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, and accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, that are exclusively related to the New BBX Capital Business (collectively, the “New BBX Capital Books and Records”); provided, however, that (x) none of clauses (i), (ii) or (iii) will include Intellectual Property in any such records, writings or other materials (which is the subject of clause (e), above), (y) Parent will be entitled to retain a copy of the New BBX Capital Books and Records, which will be subject to the provisions hereof regarding confidentiality and (z) neither clause (i) nor (iii) will be deemed to include any books, records or other items or portions thereof (1) with respect to which it is not reasonably practicable to identify and extract the portion thereof exclusively related to New BBX Capital Business, (2) that are subject to restrictions on transfer pursuant to applicable Laws regarding personally identifiable information or Parent’s privacy policies regarding personally identifiable information or with respect to which transfer would require any Consent of any Governmental Authority under applicable Law, (3) that relate to performance ratings or assessments of employees of Parent and its Affiliates (including performance history, reports prepared in connection with bonus plan participation and related data (other than individual bonus opportunities based on target bonus as a percentage of base salary)), unless such records are required to be transferred to New BBX Capital under applicable Law, or (4) that relate to any employees that are not to be employees of any member of the New BBX Capital Group following the Spin-Off;

(h) the benefits of all prepaid expenses (other than allocated expenses), including prepaid leases and prepaid rentals, in each case, arising exclusively out of the operation or conduct of the New BBX Capital Business;

(i) the right to enforce the provisions of any confidentiality, non-disclosure, non-competition, non-disparagement or other similar Contracts or covenants to the extent related to the New BBX Capital Business or confidential information relating thereto, and rights to enforce the Intellectual Property assignment provisions of any invention assignment or similar Contract to the extent related to the development of New BBX Capital Intellectual Property;

(j) all rights of the New BBX Capital Group under this Agreement and the any Ancillary Agreements and the certificates, instruments and other documents delivered in connection herewith or therewith; and

(k)  the office equipment, trade fixtures and furnishings and other Assets set forth in Schedule 1.1(a) hereto.

For the avoidance of doubt, the New BBX Capital Assets shall not include the Parent Assets or any items expressly governed by the Tax Matters Agreement.

“New BBX Capital Balance Sheet” means the pro forma consolidated balance sheet of New BBX Capital, including the notes thereto, set forth in Schedule 1.2(a) hereto, which has been prepared as of the same date as, and on a consistent basis with, the Parent Balance Sheet, and gives effect to the Spin-Off.

“New BBX Capital Business” means, other than the Bluegreen Business, all of Parent’s investments and Subsidiaries and the businesses thereof.

“New BBX Capital Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of New BBX Capital.

“New BBX Capital Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of New BBX Capital.

“New BBX Capital Common Stock” means, collectively, the New BBX Capital Class A Common Stock and New BBX Capital Class B Common Stock.

“New BBX Capital Contracts” means all Contracts to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound as of the Effective Time that relate exclusively to the New BBX Capital Business, including the following: (a) any customer, distribution, supply or vendor contract or agreement relating exclusively to the New BBX Capital Business; (b) any Real Property Lease that relates primarily to the New BBX Capital Business; (c) any lease (including any capital lease), agreement to lease, option to lease, license, right to use, installment or conditional sale agreement pertaining to the leasing or use of any equipment or other tangible property that relates exclusively to the New BBX Capital Business; (d) any Contract licensing or otherwise granting rights to Intellectual Property that relates exclusively to the New BBX Capital Business. In addition, any Contract in the nature of a guarantee, indemnity or other Liability of either Party or any member of its Group in respect of any other New BBX Capital Contract, any New BBX Capital Liability or the New BBX Capital Business shall be deemed a “New BBX Capital Contract.” Notwithstanding the foregoing, “New BBX Capital Contracts” shall not include any Contract that is contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement.

“New BBX Capital Entities” means the members of the New BBX Capital Group.

“New BBX Capital Group” means New BBX Capital and the New BBX Capital Subsidiaries.

“New BBX Capital Indemnitees” means each New BBX Capital Entity, its Affiliates, and all Persons who are or have been shareholders,  directors, partners, managers, members, officers, agents or employees of a New BBX Capital Entity or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns.

“New BBX Capital Intellectual Property”  means all Intellectual Property owned or used by New BBX Capital or any member of the New BBX Capital Group as of the Effective Time in connection with the New BBX Capital Business.

“New BBX Capital Liabilities” means:

(a) all Liabilities related primarily to the New BBX Capital Business, including the Liabilities (including Indebtedness) included or reflected as liabilities or obligations of New BBX Capital or the members of the New BBX Capital Group on the New BBX Capital Balance Sheet;

(b) all Liabilities that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of New BBX Capital or the members of the New BBX Capital Group on a pro forma consolidated balance sheet of New BBX Capital, including the notes thereto, were such balance sheet and notes prepared on a basis consistent with the determination of the Liabilities included on the New BBX Capital Balance Sheet, in each case, subject to any subsequent discharge of such Liabilities; it being understood for purposes of clause (a) above and this clause (b) that (i) the New BBX Capital Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in this definition of New BBX Capital Liabilities; and (ii) the amounts set forth on the New BBX Capital Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in this definition of New BBX Capital Liabilities;

(c) all Liabilities, including Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, conduct, omissions, conditions, occurrences, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case, to the extent that such Liabilities relate to, arise out of or result from the New BBX Capital Business or any New BBX Capital Asset, including, without limitation, the New BBX Capital Real Property, the New BBX Capital Contracts, the New BBX Capital Intellectual Property, the New BBX Capital Software, the New BBX Capital Technology, and the New BBX Capital Permits;

(d) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed by New BBX Capital or any other member of the New BBX Capital Group, and all agreements, obligations and Liabilities of any member of the New BBX Capital Group under this Agreement or any of the Ancillary Agreements and the certificates, instruments and other documents delivered in connection herewith or therewith;

(e) all Liabilities arising out of claims made by any Third Party (including the respective directors, officers, shareholders, employees and agents of Parent and New BBX Capital) against any member of the Parent Group or the New BBX Capital Group to the extent relating to, arising out of or resulting from the New BBX Capital Business or the or the other Liabilities referred to in clauses (a) through (d) above; and

(f) all other Liabilities set forth in Schedule 1.1(b) hereto.

For the avoidance of doubt, the New BBX Capital Liabilities shall not include the Parent Liabilities or any items expressly governed by the Tax Matters Agreement.

 “New BBX Capital Permits”  means all Permits held by New BBX Capital or any member of the New BBX Capital Group as of the Effective Time in connection with the New BBX Capital Business.

“New BBX Capital Real Property”  means the real property owned by New BBX Capital or any member of the New BBX Capital Group, together with all buildings, improvements and structures thereon, and any real property leased by New BBX Capital or any member of the New BBX Capital Group (and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by New BBX Capital or any member of the New BBX Capital Group), in each case, as of the Effective Time.

“New BBX Capital Software”  means all Software owned by or used exclusively by New BBX Capital or any member of the New BBX Capital Group as of the Effective Time in connection with the New BBX Capital Business.

“New BBX Capital Subsidiaries” means all direct and indirect Subsidiaries of New BBX Capital, after giving effect to the Separation,  including, but not limited to, BBX Capital Real Estate, LLC, BBX Sweet Holdings, LLC and Renin Holdings, LLC. For the avoidance of doubt, no Parent Entity shall be a “New BBX Capital Subsidiary.”

“New BBX Capital Technology” means all Technology owned or used by New BBX Capital or any member of the New BBX Capital Group as of the Effective Time in connection with the New BBX Capital Business.

“OTC Markets” means the OTC Markets Group Inc. and the over-the-counter stock markets run by such entity.

“Parent Assets” means:

(a)    all interests in Woodbridge and its Subsidiaries, including Bluegreen and its Subsidiaries;

(b)     (i) all Assets included or reflected as assets of Parent or the members of the Parent Group on the Parent Balance Sheet; and (ii) all Assets acquired by any member of the Parent Group subsequent to the date of the Parent Balance Sheet that are of a nature or type that would have resulted in such Assets being included or reflected as assets of Parent or the members of the Parent Group on a pro forma consolidated balance sheet of the Parent Group, including the notes thereto, were such balance sheet and notes prepared on a basis consistent with the determination of the Assets included on the Parent Balance Sheet, in each case, after taking into account any dispositions of any such Assets subsequent to the date of the New BBX Capital Balance Sheet or such acquisition, as the case may be;

(c)    other than New BBX Capital Assets, all other Assets, including, without limitation, real property, Contracts, Intellectual Property, Software, Technology, Permits and Information, which are owned, held, used or leased by either Party or any member of its Group or to which either Party or any member of its Group is a party or by which either Party or any member of its Group or any of their respective Assets is bound other than New BBX Capital Assets and, in each case, all rights and interests thereunder;

(d) all rights of the Parent Group under this Agreement and the any Ancillary Agreements and the certificates, instruments and other documents delivered in connection herewith or therewith.

For the avoidance of doubt, the Parent Assets shall include all assets of or relating to any Parent Benefit Plan, except to the extent expressly transferred under the Employee Matters Agreement (including to the New BBX Capital Entities), but shall not include the New BBX Capital Assets or any items expressly governed by the Tax Matters Agreement.

“Parent Balance Sheet” means the pro forma consolidated balance sheet of Parent, including the notes thereto, set forth in Schedule 1.2(b) hereto,  which has been prepared as of the same date as, and on a consistent basis with, the New BBX Capital Balance Sheet, and gives effect to the Spin-Off.

“Parent Benefit Plan” has the meaning set forth in the Employee Matters Agreement.

“Parent Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of Parent.

“Parent Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of Parent.

“Parent Common Stock” means, collectively, the Parent Class A Common Stock and Parent Class B Common Stock.

“Parent Entities” means the members of the Parent Group.

“Parent Group” means Parent and Woodbridge and its direct and indirect Subsidiaries, including Bluegreen and its direct and indirect Subsidiaries.

“Parent Indemnitees” means each Parent Entity, its Affiliates, and all Persons who are or have been shareholders, directors, partners, managers, members, officers, agents or employees of a Parent Entity or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns.

“Parent Liabilities” means:

(a) all Liabilities, including the trust preferred securities of Woodbridge and Indebtedness of Bluegreen and its Subsidiaries, reflected as Liabilities of Parent and the other Parent Entities on the Parent Balance Sheet;

 (b) all Liabilities that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Parent or the members of the Parent Group on a pro forma consolidated balance sheet of Parent, including the notes thereto, were such balance sheet and notes prepared on a basis consistent with the determination of the Liabilities included on the Parent Balance Sheet, in each case, subject to any subsequent discharge of such Liabilities; it being understood for purposes of clause (a) above and this clause (b) that (i) the Parent Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in this definition of Parent Liabilities; and (ii) the amounts set forth on the Parent Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in this definition of Parent Liabilities;

(c) all Liabilities arising out of claims made by any Third Party (including the respective directors, officers, shareholders, employees and agents of Parent and New BBX Capital) against any member of the Parent Group or the New BBX Capital Group to the extent relating to, arising out of or resulting from the Bluegreen Business or the Bluegreen Assets;

(d) all Liabilities related to any Transaction Litigation, including with respect to directors and officers of Parent related thereto;

(e) all Liabilities of Parent and its Subsidiaries arising from or relating the businesses and operations (whether or not such businesses or operations are or have been terminated, divested or discontinued) conducted prior to the Effective Time by Parent and its Subsidiaries (other than any New BBX Capital Liabilities).

For the avoidance of doubt, the New BBX Capital Liabilities shall not include the Parent Liabilities or any items expressly governed by the Tax Matters Agreement.

 “Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, estate, trust, firm, Governmental Authority or other enterprise, association, organization, entity or “group” (as defined in Section 13(d)(3) of the Exchange Act).

“Promissory Note” means the promissory note in the principal amount of $75 million dated as of the date hereof to be made by Parent in favor of New BBX Capital.

“Record Date” means the close of business on the date to be determined by Parent’s Board of Directors as the record date for determining shareholders of Parent entitled to receive shares of New BBX Capital Common Stock in the Distribution.

“Real Property Leases” means the real property leases, subleases, licenses or other agreements, including all amendments, modifications, supplements, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which either Party or any of the members of its Group as of the Effective Time is a party.

“Record Holders” means the holders of record of Parent Common Stock on the Record Date.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form;  (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise;  (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing;  (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

 “Subsidiary” of any Person means (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member (or has the right to appoint the sole manager or managing member, or a majority of the managers or managing members of such company) and has the power to direct the policies, management and affairs of such company; or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement dated as of the date hereof by and between Parent and New BBX Capital.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party” means any Person other than the Parties or any members of their respective Groups.

“Transaction Litigation” means any Legal Proceeding commenced or threatened against Parent or any of its Subsidiaries or Affiliates, or otherwise relating to, involving or affecting Parent or any of its Subsidiaries or Affiliates, in each case, in connection with, arising from or otherwise relating to the Spin-Off or any other transaction contemplated by this Agreement or the Ancillary Agreements, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Parent Proxy Statement or the New BBX Capital Registration Statement (in each case, including the Information Statement forming a part thereof).

“Transition Services Agreement” means the Transition Services Agreement dated as of the date hereof by and between Parent and New BBX Capital.

“Woodbridge” means Woodbridge Holdings Corporation, a Florida corporation and wholly owned subsidiary of Parent through which Parent holds its indirect ownership interest in Bluegreen.

OTHER TERMS DEFINED IN THIS AGREEMENT

Agreement	Preamble
Effective Time	Section 3.1
CEO Notice	Section 6.18
Convey	Section 2.1(a)
Dispute	Section 6.18
Distribution	Recitals
D&O Insurance	Section 6.12(c)
Guarantee	Section 5.11
Indemnified Persons	Section 6.12(a)
Indemnitee	Section 5.4(a)
Indemnitor	Section 5.4(a)
Indemnity Payment	Section 5.4(a)
Initial Notice	Section 6.18
New BBX Capital	Preamble
New BBX Capital Confidential Information	Section 6.10(a)
New BBX Capital Registration Statement	Section 4.2(e)
New BBX Capital Released Persons	Section 5.1(b)
Omitted Services	Section 6.13
Parent	Preamble
Parent Confidential Information	Section 6.10(b)
Parent Proxy Statement	Section 4.2(d)
Parent Released Persons	Section 5.1(a)
Pre-Spin-Off Insurance Claims	Section 6.9(b)
Pre-Spin-Off Insurance Policies	Section 6.9(a)
Representatives	Section 6.10(a)
Separation	Recitals
Service Provider	Section 6.13
Service Recipient	Section 6.13
Spin-Off	Recitals
Third-Party Claim	Section 5.5(a)
Third-Party Proceeds	Section 5.4(a)

ARTICLE II

THE SEPARATION

Section 2.1    Separation. Except as provided in Section 2.2(b) and subject to the terms and conditions of this Agreement, including the conditions set forth in Article IV (other than the consummation of the Separation and any other conditions to be satisfied following the Separation), to the extent not previously effected,  effective as of the Effective Time (but, for the avoidance of doubt, prior to the Distribution),  the Parties shall take or cause to be taken the actions described in this Section 2.1.

(a)    New BBX Capital shall be converted into a Florida corporation.  Parent will assign, transfer, convey and deliver (“Convey”) (or will cause any applicable Subsidiary of Parent to Convey) to New BBX Capital, or a New BBX Capital Entity, and New BBX Capital will accept, or cause the applicable New BBX Capital Entity to accept, from Parent, or the applicable Subsidiary of Parent, all of Parent’s and its applicable Subsidiaries’ respective right, title and interest in and to all New BBX Capital Assets (other than any New BBX Capital Assets that are already held as of immediately prior to the Effective Time by New BBX Capital or a New BBX Capital Entity, which New BBX Capital Asset will continue to be held by New BBX Capital or such New BBX Capital Entity).

(b)  New BBX Capital or any applicable New BBX Capital Entity will assume all of the New BBX Capital Liabilities (other than any New BBX Capital Liability that as of immediately prior to the Effective Time is already a Liability of New BBX Capital or a New BBX Capital Entity, which will continue to be a Liability of New BBX Capital or such New BBX Capital Entity).

(c) [Intentionally omitted].

(d)  To the extent applicable, (i) New BBX Capital or any applicable New BBX Capital Entity will Convey to Parent or a Subsidiary of Parent, and Parent or its applicable Subsidiary will accept from New BBX Capital or the applicable New BBX Capital Entity, all of New BBX Capital’s or the applicable New BBX Capital Entity’s right, title and interest in and to any and all Parent Assets (other than any Parent Assets that are already held as of immediately prior to the Effective Time by Parent or a Parent Entity, which Parent Asset will continue to be held by Parent or such Parent Entity)and (ii)  Parent or a Subsidiary of Parent will assume all of the Parent Liabilities (other than any Parent Liability that as of immediately prior to the Effective Time is already a Liability of Parent or a Parent Entity, which will continue to be a Liability of Parent or such Parent Entity).

(e)    The Parties shall, to the extent applicable, execute and deliver, or cause the execution and delivery of, such bills of sale, quitclaim deeds, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment and take such other actions as are necessary to (i) Convey to the appropriate member of the Parent Group or New BBX Capital Group, as applicable, all of the right, title and interest to the Assets Conveyed to it hereunder or under any Ancillary Agreement and (ii) cause the appropriate member of the Parent Group or New BBX Capital Group, as applicable, to assume all of the Liabilities assumed by it hereunder or under any Ancillary Agreement, in each case, in form and substance reasonably acceptable to each Party.

(f)    In the event that at any time or from time to time (whether prior to, at or after the Effective Time), any member of the Parent Group or the New BBX Capital Group, respectively, is the owner of, receives or otherwise comes to possess any Asset or Liability that is allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement, the applicable Person shall promptly Convey such Asset or Liability to the Person so entitled thereto or responsible therefor, and such Person shall accept and assume the same, as applicable. Prior to any such Conveyance, such Asset or Liability shall be held in accordance with Section 2.2(b);

(g)    Each Party hereby waives compliance by the other Party and every member of the other Party’s Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Conveyance of any or all of Assets hereunder.

Section 2.2    Consents.

(a)    To the extent that the consummation of the Spin-Off requires any Consents from any third parties (including any Governmental Authorities), each Party shall use its reasonable best efforts to obtain promptly such Consents; provided, that with respect to Consents from third parties (other than Governmental Authorities) required under existing Contracts, such efforts shall not include any requirement or obligation to make any payment to any such Third Party or assume any Liability not otherwise required to be paid or assumed by the applicable Party pursuant to the terms of an existing Contract or offer or grant any financial accommodation or other benefit to such Third Party not otherwise required to be made by the applicable Party pursuant to the terms of an existing Contract. The obligations set forth in this Section 2.2(a) shall terminate on the one (1) year anniversary of the Distribution Date. Notwithstanding anything in this Section 2.2(a) to the contrary, nothing in this Agreement or any Ancillary Agreement shall be construed as an attempt or agreement to Convey any Asset, including any Contract, permit or other right, if an attempted Conveyance thereof, without the Consent of a Third Party (including any Governmental Authority), would constitute a breach under any agreement to which any Parent Entity or any New BBX Capital Entity is a party or any Law or by which any Parent Entity or any New BBX Capital Entity is bound, or would reasonably be expected to have a material adverse effect on the rights, upon transfer or otherwise, of any New BBX Capital Entity under or with respect to such New BBX Capital Asset or any Parent Entity under or with respect to such Parent Asset, as the case may be.

(b)    If the Conveyance or assumption (as applicable) of any Asset or Liability intended to be Conveyed or assumed (as applicable) is not consummated prior to or at the Effective Time, whether as a result of the provisions of Section 2.2(a) or for any other reason (including any misallocated Conveyance  subject to Section 2.1(d)), then the Spin-Off shall, subject to the satisfaction of the conditions set forth in Article IV, nevertheless take place on the terms set forth herein, and, insofar as reasonably practicable and to the extent permitted by applicable Law, the Person retaining such Asset or Liability (i) shall thereafter hold such Asset or Liability in trust for the use and benefit and/or burden of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance or assumption (as applicable) thereof (or as otherwise determined by Parent and New BBX Capital, as applicable, in accordance with Section 2.2(a)); and (ii) use reasonable best efforts to take such other actions as may be reasonably requested by the Person to whom such Asset or Liability is to be Conveyed or assumed (as applicable) (at the expense of the Person to whom such Asset or Liability is to be Conveyed or assumed (as applicable)) in order to place such Person in substantially the same position as if such Asset or Liability had been Conveyed or assumed (as applicable) as contemplated hereby and so that all the benefits and/or burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, any Tax liabilities in respect thereof and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the Person to whom such Asset or Liability is to be Conveyed or assumed (as applicable). Any Person retaining any Asset or Liability due to the deferral of the Conveyance or assumption (as applicable) of such Asset or Liability shall not be required, in connection with the foregoing, to make any payments, assume any Liability, or offer or grant any accommodation or other benefit (financial or otherwise) to any Third Party, except to the extent that the Person entitled to the Asset or responsible for the Liability agrees to reimburse and make whole the Person retaining the Asset or Liability to such Person’s reasonable satisfaction, for any payment or other accommodation made by the Person retaining the Asset or Liability at the request of the Person entitled to the Asset or responsible for the Liability. The obligations set forth in this Section 2.2(b) shall terminate on the one (1) year anniversary of the Distribution Date.

Section 2.3    Termination of Intercompany Agreements; Settlement of Intercompany Accounts.

(a)    Except as set forth in Section 2.3(b) and Section 2.3(c), New BBX Capital, on behalf of itself and each other member of the New BBX Capital Group, on the one hand, and Parent, on behalf of itself and each other member of the Parent Group, on the other hand, shall terminate, effective as of the Effective Time, any and all Intercompany Agreements as to such parties. No such terminated Intercompany Agreement (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time and all parties shall be released from all Liabilities thereunder. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to such Intercompany Agreements.

(b)    The provisions of Section 2.3(a) shall not apply to any Contracts to which any Person other than the Parties and their respective Affiliates is a party or to any non-competition, non-solicitation, non-disparagement or confidentiality agreements or covenants among any Parent Entity, any New BBX Capital Entity and any of their respective employees or by any such employees in favor of any Parent Entity or any New BBX Capital Entity, in each case, including any obligation not to disclose proprietary or privileged information.

(c)    Settlement of Intercompany Accounts. Other than Liabilities for payment and/or reimbursement for costs and other fees and charges relating to goods or services provided by any Parent Entity to any New BBX Capital Entity, or vice versa, prior to the Effective Time in the ordinary course of business, and except as otherwise expressly provided in this Agreement or any Ancillary Agreement, all intercompany receivables, payables, loans and other accounts between any Parent Entity, on the one hand, and any New BBX Capital Entity, on the other hand, in existence as of immediately prior to the Effective Time and after giving effect to the Separation shall be extinguished by the applicable Parent Entities and the applicable New BBX Capital Entities no later than the Effective Time by (i) cancellation, forgiveness or release by the applicable obligor or (ii) one or a related series of payments, settlements, netting, distributions of and/or contributions to capital, in each case, as determined by Parent and such that the New BBX Capital Entities, on the one hand, and the Parent Entities, on the other hand, do not have any further Liability to one another in respect of such intercompany receivables, payables, loans and other accounts.

Section 2.4    No Representations and Warranties.

(a)    EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN ANY ANCILLARY AGREEMENT, NEW BBX CAPITAL (ON BEHALF OF ITSELF AND MEMBERS OF THE NEW BBX CAPITAL GROUP) ACKNOWLEDGES THAT NEITHER PARENT NOR ANY MEMBER OF THE PARENT GROUP MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO:

(A) THE CONDITION OR THE VALUE OF ANY NEW BBX CAPITAL ASSET, THE NEW BBX CAPITAL BUSINESS OR THE AMOUNT OF ANY NEW BBX CAPITAL LIABILITY; (B) THE FREEDOM FROM ANY LIEN ON ANY NEW BBX CAPITAL ASSET; (C) THE ABSENCE OF DEFENSES OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY CLAIM TO BE TRANSFERRED TO OR ASSUMED BY NEW BBX CAPITAL OR HELD BY A MEMBER OF THE NEW BBX CAPITAL GROUP; OR (D) ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN ANY ANCILLARY AGREEMENT, NEW BBX CAPITAL (ON BEHALF OF ITSELF AND MEMBERS OF THE NEW BBX CAPITAL GROUP) FURTHER ACKNOWLEDGES THAT ALL OTHER WARRANTIES THAT PARENT OR ANY MEMBER OF THE PARENT GROUP GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN ANY ANCILLARY AGREEMENT, ALL ASSETS, BUSINESSES AND LIABILITIES TO BE TRANSFERRED TO OR ASSUMED BY NEW BBX CAPITAL SHALL BE TRANSFERRED “AS IS, WHERE IS,” WITHOUT ANY COVENANT, REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED), AND ALL OF THE ASSETS, BUSINESSES AND LIABILITIES HELD BY THE NEW BBX CAPITAL ENTITIES ARE HELD, “AS IS, WHERE IS,” AND, FROM AND AFTER THE EFFECTIVE TIME,  NEW BBX CAPITAL SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY SUCH TRANSFER OR ASSUMPTION SHALL PROVE TO BE INSUFFICIENT TO VEST IN NEW BBX CAPITAL GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIEN OR ANY NECESSARY CONSENTS THAT ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS ARE NOT COMPLIED WITH (BUT SUBJECT TO COMPLIANCE BY PARENT WITH ITS OBLIGATIONS IN SECTIONS 2.1 AND 2.2). NONE OF THE PARENT ENTITIES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE SPIN-OFF, OR EXECUTION, DELIVERY OR FILING OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b)    EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN ANY ANCILLARY AGREEMENT, PARENT (ON BEHALF OF ITSELF AND MEMBERS OF THE PARENT GROUP) ACKNOWLEDGES THAT NEITHER NEW BBX CAPITAL NOR ANY MEMBER OF THE NEW BBX CAPITAL GROUP MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO: (A) THE CONDITION OR THE VALUE OF ANY PARENT ASSET, THE BLUEGREEN BUSINESS OR THE AMOUNT OF ANY PARENT LIABILITY; (B) THE FREEDOM FROM ANY LIEN ON ANY PARENT ASSET; (C) THE ABSENCE OF DEFENSES OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY CLAIM TO BE TRANSFERRED TO OR ASSUMED BY PARENT OR HELD BY A MEMBER OF THE PARENT GROUP; OR (D) ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN ANY ANCILLARY AGREEMENT, PARENT (ON BEHALF OF ITSELF AND MEMBERS OF THE PARENT GROUP) FURTHER ACKNOWLEDGES THAT ALL OTHER WARRANTIES THAT NEW BBX CAPITAL OR ANY MEMBER OF THE NEW BBX CAPITAL GROUP GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN ANY ANCILLARY AGREEMENT, ALL ASSETS, BUSINESSES AND LIABILITIES TO BE TRANSFERRED TO OR ASSUMED BY ANY PARENT ENTITY SHALL BE TRANSFERRED “AS IS, WHERE IS,” WITHOUT ANY COVENANT, REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED), AND ALL OF THE ASSETS, BUSINESSES AND LIABILITIES HELD BY THE PARENT ENTITIES ARE HELD, “AS IS, WHERE IS,” AND, FROM AND AFTER THE EFFECTIVE TIME, THE PARENT ENTITIES SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY SUCH TRANSFER OR ASSUMPTION SHALL PROVE TO BE INSUFFICIENT TO VEST IN PARENT GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY LIEN OR ANY NECESSARY CONSENTS THAT ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS ARE NOT COMPLIED WITH (BUT SUBJECT TO COMPLIANCE BY NEW BBX CAPITAL WITH ITS OBLIGATIONS IN SECTIONS 2.1 AND 2.2). NONE OF THE NEW BBX CAPITAL ENTITIES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE SPIN-OFF, OR EXECUTION, DELIVERY

OR FILING OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE III

CLOSING OF THE SEPARATION

Section 3.1    Effective Time. Unless otherwise provided in this Agreement or in any Ancillary Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article IV (other than those conditions that by their terms are to be satisfied at the Effective Time, but subject to the satisfaction or waiver of such conditions), the effective time and date of each Conveyance or assumption (as applicable) of any Asset or Liability in accordance with Article II in connection with the Separation shall be 12:01 a.m., Eastern Time, on the Distribution Date (such time, the “Effective Time”).

Section 3.2    Effective Time Deliveries.

(a)    Effective as of the Effective Time,  Parent shall deliver, or shall cause its applicable Subsidiaries to deliver, to New BBX Capital the following:

(i)    in each case where any member of the Parent Group is a party to any Ancillary Agreement to be entered into at the Effective Time, a counterpart of such Ancillary Agreement duly executed by the member of the Parent Group party thereto; and

(ii)    all documents of Conveyance and assumption described in Section 2.1.

(b)    At the Effective Time,  New BBX Capital shall deliver, or shall cause its applicable Subsidiaries to deliver, as appropriate, to Parent the following:

(i)    in each case where any member of the New BBX Capital Group is a party to any Ancillary Agreement to be entered into at the Effective Time, a counterpart of such Ancillary Agreement duly executed by the member of the New BBX Capital Group party thereto; and

(ii)    all documents of Conveyance and assumption described in Section 2.1.

ARTICLE IV

THE DISTRIBUTION

Section 4.1    Record and Distribution Dates.  Parent’s Board of Directors, in accordance with applicable Law, shall establish (or designate Persons to establish) the Record Date and the Distribution Date, and Parent shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution in accordance with the terms hereof.

Section 4.2    Undertakings Prior to the Distribution.  Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

  (a) Parent shall give the New York Stock Exchange not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act and the rules of the New York Stock Exchange.

   (b) The Parties shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of New BBX Capital and Parent shall be those set forth in the final Information Statement, unless otherwise agreed by the Parties; and (ii) except for those individuals who will continue to serve as members of Parent’s Board of Directors after the Effective Time, as set forth in the final Information Statement, each member of Parent’s Board of Directors as of immediately prior to the Effective Time shall have resigned as a director of Parent by written notice of resignation to Parent, effective as of the Effective Time.

 (c) New BBX Capital shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the quotation of the New BBX Capital Class A Common Stock and New BBX Capital Class B Common Stock on the OTC Markets.

(d) Parent shall take such actions as necessary to scheduled and convene a meeting of its shareholders to vote on the Spin-Off and Parent’s contemplated name change to “Bluegreen Vacations Holdings Corporation,” prepare and file with the SEC and mail to its shareholders a proxy statement (the “Parent Proxy Statement”) relating to such shareholder meeting and vote on the Spin-Off and the name change, including any necessary or advisable amendments or supplements, and use commercially reasonable best efforts to secure the required shareholder vote to approve the Spin-Off and the name change.

(e) The Parties shall cooperate in (i) preparing and filing with the SEC a Registration Statement on Form 10 registering the New BBX Capital Common Stock distributed in the Distribution (the “New BBX Capital Registration Statement”), including the Information Statement that forms a part thereof, and any amendments or supplements thereto as may be necessary or advisable in order to cause the New BBX Capital Registration Statement to become and remain effective as required by the SEC or federal, state or other applicable securities Laws, and (ii) preparing and filing with the SEC any other documents  which Parent determines are necessary or desirable to effectuate the Distribution. Each Party shall use its commercially reasonable best efforts to obtain all necessary approvals from the SEC with respect to the documents described in this clause (e) as soon as practicable.

(f) The Parties shall take all actions as may be necessary or appropriate under the securities or blue-sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

 (g)  Promptly following the Record Date, Parent shall cause the Information Statement to be mailed to the Record Holders.

(h) Parent shall enter into a distribution agent agreement (or similar agreement) with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

New BBX Capital shall cooperate with Parent to accomplish the Spin-Off, including in connection with the preparation of all documents and the making of all filings required in connection with the Spin-Off as described in this Section 4.2, including, without limitation, the New BBX Capital Registration Statement.  Parent shall be permitted to reasonably direct and control the efforts of the Parties in connection with the Spin-Off (including the selection of the Agent, any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent), and New BBX Capital shall use commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Spin-Off as reasonably directed by Parent in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement and the Ancillary Agreements.

Section 4.3    The Distribution.

(a)    Subject to the terms and conditions hereof, including the conditions to the Distribution set forth in Section 4.4,  Parent shall effect the Distribution by causing all of the issued and outstanding shares of New BBX Capital Common Stock held by Parent to be distributed to the Record Holders as described herein.  The Distribution, if effected, shall occur on the Distribution Date.

(b)    On or prior to the Effective Time,  Parent will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of shares of New BBX Capital Class A Common Stock and Class B Common Stock as is necessary to effect the Distribution, and shall cause the transfer agent for Parent to instruct the Agent to distribute at the Effective Time the appropriate number of shares of New BBX Capital Class A Common Stock and Class B Common Stock to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. The Agent shall mail each Record Holder a book-entry account statement that reflects such Record Holder’s New BBX Capital Common Stock. Paper stock certificates will not be issued in respect of the shares of New BBX Capital Common Stock, unless New BBX Capital’s Board of Directors determines to do so.

(c)  Each Record Holder will be entitled to receive in the Distribution one (1) share of New BBX Capital Class A Common Stock for every one (1) share of Parent Class A Common Stock held by such Record Holder on the Record Date and one (1) share of New BBX Capital Class B Common Stock for every one (1) share of Parent Class B Common Stock held by such Record Holder on the Record Date.

(d) Any shares of New BBX Capital Class A Common Stock or Class B Common Stock distributed in the Distribution that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to New BBX Capital, and New BBX Capital or its transfer agent shall hold such shares for the account of such Record Holder, and the Parties agree that all obligations to provide such shares shall be obligations of New BBX Capital only, subject in each case to applicable escheat or other abandoned property or similar Laws, and Parent shall have no Liability with respect thereto. Neither Party nor any of their respective Affiliates shall be liable to any Person in respect of any shares of New BBX Capital Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable escheat or other abandoned property or similar Laws.

  (e) Until the shares of New BBX Capital Class A Common Stock or Class B Common Stock distributed in the Distribution are duly transferred in accordance with this Section 4.2 and applicable Law, from and after the Effective Time,  New BBX Capital will regard the Persons entitled to receive such shares as record holders of the shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Subject to Section 4.2(d), New BBX Capital agrees that, subject to any transfers of such shares, from and after the Effective Time, (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares then held by such holder.

Section 4.4    Conditions to the Spin-Off. The obligations of Parent pursuant to this Agreement to effect the Spin-Off shall be subject to the fulfillment or waiver by Parent with respect to the obligations of Parent and New BBX Capital on or prior to the Distribution Date of the following conditions:

(a)   approval of the Spin-Off shall have been given by Parent’s Board of Directors and shall not have been withdrawn, in each case, in the sole and absolute discretion of Parent’s Board of Directors; it being understood that Parent’s Board of Directors, in its sole and absolute discretion, may determine not to approve the Spin-Off or withdraw any prior approval of the Spin-Off at any time prior to its consummation;

(b)  the Spin-Off shall have been approved by Parent’s shareholders as set forth in the Parent Proxy Statement;

(c)  the New BBX Capital Registration Statement shall have become effective under the Exchange Act, no stop order suspending the effectiveness of the New BBX Capital Registration Statement shall be in effect, and no proceedings for that purpose will be pending before or threatened by the SEC, and the Information Statement forming a part of the New BBX Capital Registration Statement shall have been mailed to all Record Holders;

(d)  all necessary permits and authorizations under the Securities Act and the Exchange Act and the securities or “blue sky” Laws of the United States (and any comparable Laws under any foreign jurisdiction) relating to the issuance and trading of shares of New BBX Capital Class A Common Stock and New BBX Capital Class B Common Stock or otherwise in connection with the Spin-Off shall have been obtained and be in effect;

(e) the New BBX Capital Class A Common Stock and Class B Common Stock shall have been approved for listing, trading or quotation on a national securities exchange or on the OTC Markets;

(f)  no Governmental Authority having jurisdiction over Parent or New BBX Capital shall have issued or entered any order, and no applicable Law shall have been enacted or promulgated, in each case, that is then in effect and has the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Spin-Off;

(g) the Separation shall have been consummated in accordance with this Agreement and the Ancillary Agreements, including that the Ancillary Agreements shall have been duly executed and delivered and shall be in full force and effect, and the Parties shall have performed and complied with all of their respective covenants, obligations and covenants contained herein and therein and as required to be performed or complied with prior to the Distribution; and

(h)  New BBX Capital shall have (i) been converted into a Florida corporation and issued to Parent, as the 100% owner of New BBX Capital at the time of the conversion, shares representing 100% of New BBX Capital’s outstanding Class A Common Stock and Class B Common Stock in an amount equal to the number of shares of Parent’s Class A Common Stock and Class B Common Stock, respectively, outstanding as of the close of business on the Record Date, (ii) adopted, caused to be executed and filed with the Florida Department of State the Articles of Incorporation in the form attached as an exhibit to the New BBX Capital Registration Statement, (iii) if applicable, issued to Parent a number of additional shares of New BBX Capital Class A Common Stock and/or Class B Common Stock as may be required to consummate the Distribution as contemplated herein, and (iv) adopted the Bylaws of New BBX Capital in the form attached as an exhibit to the New BBX Capital Registration Statement.

The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or its Board of Directors to waive or not waive any such condition. Any determination made by Parent’s Board of Directors concerning the satisfaction or waiver of (including, without limitation, whether to waive or not waive) any or all of the conditions set forth in this Section 4.4 shall be conclusive and binding on the Parties. Notwithstanding the foregoing, Parent’s Board of Directors may not waive any condition which is required by applicable Law to be satisfied or the shareholder approval requirement set forth in clause (b) of this Section 4.4.

Section 4.5    Parent Discretion. Notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, except as set forth in the Information Statement with respect to prohibited modifications following any approval of the Spin-Off by Parent’s shareholders, Parent may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Spin-Off, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. In addition, nothing in this Agreement or in any Ancillary Agreement or otherwise, including any approval of the Spin-Off by Parent’s shareholders, shall in any way limit Parent’s right to terminate this Agreement and abandon the Spin-Off at any time prior to its consummation or alter the consequences of any such termination from those specified herein.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

Section 5.1    Release of Pre-Effective Time Claims.

(a)    New BBX Capital Release.  Except as provided in Section 5.1(c) and except with respect to matters subject to indemnification pursuant to Section 5.4, effective as of the Effective Time, New BBX Capital does hereby remise, release and forever discharge each Parent Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Effective Time have been shareholders, members, partners, directors, managers, officers, agents or employees of Parent or any Parent Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Parent Released Persons”), from any and all Liabilities whatsoever relating to the New BBX Capital Business, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, whether or not known as of the Effective Time. New BBX Capital hereby acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Liabilities which are presently unknown, unanticipated and unsuspected, and further agrees, represents and warrants that this Section 5.1(a) has been negotiated and agreed upon in light of that realization and that it nevertheless hereby intends to release and discharge the Parent Released Persons with regard to such unknown, unanticipated and unsuspected matters.

(b)    Parent Release.  Except as provided in Section 5.1(c) and except with respect to matters subject to indemnification pursuant to Section 5.4, effective as of the Effective Time, Parent does hereby remise, release and forever discharge each New BBX Capital Entity, their respective Affiliates, successors and assigns, and all Persons that at any time prior to the Effective Time have been shareholders, members, partners, directors, managers, officers, agents or employees of New BBX Capital or any such New BBX Capital Entity (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “New BBX Capital Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, whether or not known as of the Effective Time. Parent acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Liabilities which are presently unknown, unanticipated and unsuspected, and further agrees, represents and warrants that this Section 5.1(b) has been negotiated and agreed upon in light of that realization and that it nevertheless hereby intends to release and discharge the New BBX Capital Released Persons with regard to such unknown, unanticipated and unsuspected matters.

(c)    No Impairment. Notwithstanding any provision of this Agreement to the contrary, nothing contained herein releases or shall release any Person from (nor impairs or will impair any right of any Person to enforce the applicable agreements, arrangements, commitments or understandings relating to) (i) the obligations under this Agreement or any Ancillary Agreement, in each case in accordance with its terms, including without limitation (A) any Liability Conveyed to or assumed by the Group of which such Person is a member in accordance with this Agreement or any Ancillary Agreement or (B) any indemnification or contribution pursuant to this Agreement for claims brought against the Parties as provided herein, and, if applicable, the appropriate provisions of the Ancillary Agreements, (ii) any right of any Person to be indemnified and/or advanced expenses under any corporate or organizational document of any Party (including, without limitation, any bylaws or articles of incorporation (or similar organizational document) of any Party) or any agreement or pursuant to applicable Law, or to be covered under any applicable directors’ and officers’ liability insurance policies of any Party, (iii) any accrued and unpaid compensation or expense reimbursement of any employee, (iv) any terms of any existing employment agreements or arrangements (including, without limitation, any restrictive covenant provisions such as confidentiality, non-solicitation, non-competition and non-disparagement provisions) or restrictive covenant agreements amongst any member of any Group and any of its respective employees, contractors or agents, or (v) any rights of any shareholder of Parent in its capacity as such, or under any agreement between such shareholder and any Parent Entity or New BBX Capital Entity.

(d)    No Legal Proceedings as to Released Pre-Effective Time Claims.  Following the Effective Time, no Party hereto shall make any claim or demand, or commence any Legal Proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any member of the Group of the other Party or any other Person released pursuant to Section 5.1(a) or Section 5.1(b) with respect to any Liabilities released hereunder.

(e)    General Intent.  It is the intent of each of Parent and New BBX Capital, by virtue of the provisions of this Section 5.1, to provide for a full and complete general release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time (but in the case of the New BBX Capital release, relating to the New BBX Capital business only) between or among New BBX Capital, on the one hand, and Parent, on the other hand, except as expressly set forth in Section 5.1(c).

Section 5.2    Indemnification by New BBX Capital. Without limiting or otherwise affecting the indemnity or limitations of liability provisions of the Ancillary Agreements, from and after the Effective Time,  New BBX Capital shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Parent Indemnitees from and against, and shall reimburse such Parent Indemnitees with respect to, any and all Liabilities that result from, relate to or arise, whether prior to, at or following the Effective Time, out of any of the following items (without duplication):

(a)    the New BBX Capital Business, including any failure of New BBX Capital or any other member of the New BBX Capital Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, promptly and in full, any Liability relating to, arising out of or resulting from the New BBX Capital Business or otherwise assumed by it hereunder or under any Ancillary Agreement;

(b)    the New BBX Capital Assets and New BBX Capital Liabilities;

(c)    any breach by New BBX Capital or any other member of the New BBX Capital Group of any agreement or obligation to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which, including any limitation of liability contained therein, shall be controlling); and

(d)    the enforcement by the Parent Indemnitees of their rights to be indemnified, defended and held harmless under this Section 5.2.

Section 5.3    Indemnification by Parent. Without limiting or otherwise affecting the indemnity or limitation of liability provisions of the Ancillary Agreements, from and after the Effective Time,  Parent shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the New BBX Capital Indemnitees from and against, and shall reimburse such New BBX Capital Indemnitees with respect to, any and all Liabilities that result from, relate to or arise, whether prior to or following the Effective Time, out of any of the following items (without duplication):

(a)    the Bluegreen Business, including any failure of Parent or any other member of the Parent Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, promptly and in full any Liability relating to, arising out of or resulting from the Bluegreen Business;

(b)    the Parent Assets and the Parent Liabilities;

(c)    any breach by Parent or any other member of the Parent Group of any agreement or obligation to be performed by such Persons pursuant to this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which, including any limitations on liability contained therein, shall be controlling); and

(d)    the enforcement by the New BBX Capital Indemnitees of their rights to be indemnified, defended and held harmless under this Section 5.3.

Section 5.4    Indemnification Obligations Net of Insurance Proceeds and Other Amounts; No Right to Subrogation.

(a)    The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement shall be net of (i) Insurance Proceeds received that actually reduce the amount of the Liability for which indemnification is sought or (ii) other amounts recovered from any Third Party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount which any Party (the “Indemnitor”) is required to pay to any Person entitled to indemnification or reimbursement under Section 5.2 or Section 5.3 of this Agreement (the “Indemnitee”) shall be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If the Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from the Indemnitor in respect of any Liability and subsequently receives Insurance Proceeds or Third-Party Proceeds, then the Indemnitee shall promptly pay to the Indemnitor an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made. Any Party that may be entitled to any Insurance Proceeds and/or Third Party Proceeds shall use its commercially reasonable best efforts to seek and recover such Insurance Proceeds or other Third-Party Proceeds.

(b)    Notwithstanding anything to the contrary set forth herein, an insurer that would otherwise be obligated to defend or make payment in response to any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification or other provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to any benefit that it would not be entitled to receive in the absence of the indemnification or assumption provisions of this Agreement by virtue of the indemnification or assumption provisions hereof.

Section 5.5    Procedures for Defense, Settlement and Indemnification of Third-Party Claims.

(a)    If the Indemnitee receives notice or otherwise becomes aware that a Third Party (including any Governmental Authority) has asserted any claim or commenced a Legal Proceeding (other than claims or Legal Proceedings relating to Taxes, to the extent such claim or Legal Proceeding, or the indemnification therefor, is governed by the Tax Matters Agreement) for which the Indemnitee may be entitled to indemnification under this Agreement or any Ancillary Agreement (collectively, a “Third-Party Claim”), then the Indemnitee shall notify the Indemnitor in writing as promptly as practicable thereafter. Any such notice shall describe the Third-Party Claim in reasonable detail and include any relevant written correspondence from the Third Party regarding the Third-Party Claim. If the Indemnitee does not provide this notice of a Third-Party Claim, then the Indemnitor shall not be relieved of its indemnification obligations under this Article V, except to the extent that the Indemnitor is actually materially prejudiced as a result of such Indemnitee’s failure to give timely notice. The Indemnitee shall deliver copies of all documents it receives regarding the Third-Party Claim to the Indemnitor promptly (and in any event within five (5) Business Days) after the Indemnitee receives them.

(b)    With respect to any Third-Party Claim:

(i)    Unless the Parties otherwise agree and subject to the cooperation and consultation rights and obligations of the Parties described in Section 5.6, to the extent applicable, within thirty (30) days after the Indemnitor receives notice of a Third-Party Claim in accordance with Section 5.5(a), the Indemnitor shall have the right to assume the defense of the Third-Party Claim (and, unless the Indemnitor has specified any reservations or exceptions and subject to this Section 5.5(b), seek to settle or compromise such Third-Party Claim), at its expense and with its counsel; provided, that the defense of such Third-Party Claim by the Indemnitor (A) shall not, in the reasonable determination of the Indemnitee, affect the Indemnitee or any of its controlled Affiliates in a materially adverse manner (and, for the avoidance of doubt, any Third-Party Claim relating to or arising in connection with any criminal proceeding, Legal Proceeding, indictment, allocation or investigation against Parent or its Affiliates shall be deemed materially adverse to Parent, and any Third-Party Claim relating to or arising in connection with any criminal proceeding, Legal Proceeding, indictment, allocation or investigation against New BBX Capital or its Affiliates shall be deemed materially adverse to New BBX Capital), (B) shall with respect to such Third-Party Claim solely seek (and continue to seek) monetary damages and not equitable relief and (C) shall not, in the reasonable determination of the Indemnitee’s counsel, result in a conflict between the positions of the Indemnitor and Indemnitee in conducting such defense. The Indemnitee may, at its expense, employ separate counsel and participate in (but not control) the defense, compromise, or settlement of the Third-Party Claim with respect to which the Indemnitor has assumed the defense. However, the Indemnitor shall pay the fees and expenses of one (1) counsel that the Indemnitee engages for any period during which the Indemnitor has not assumed (or is prohibited from assuming) the defense of the Third-Party Claim (other than for any period in which the Indemnitee did not notify the Indemnitor of the Third-Party Claim as required by Section 5.5(a)).

(ii)    No Indemnitor shall consent to entry of a judgment or settle a Third-Party Claim without the applicable Indemnitee’s consent, which consent shall not be unreasonably withheld or delayed. However, the Indemnitee shall consent to entry of a judgment or a settlement if it (A) does not include a finding or admission by the Indemnitee of a violation of Law or the rights of any Person, (B) involves only monetary relief which the Indemnitor has agreed to pay and could not reasonably be expected to have a material adverse impact (financial or otherwise) on the Indemnitee, or any of its Subsidiaries or Affiliates and (C) includes a full and unconditional release of the Indemnitee. The Indemnitee shall not be required to consent to entry of a judgment or a settlement if it would permit an injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee.

(c)    No Indemnitee shall admit any Liability with respect to, or settle, compromise or discharge, a Third-Party Claim without the Indemnitor’ s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless the Indemnitee releases the Indemnitor of such Indemnitor’s indemnification obligations with respect to such Third-Party Claim.

Section 5.6    Additional Matters.

(a)    With respect to any Third-Party Claim for which any New BBX Capital Entity, on the one hand, and any Parent Entity, on the other hand, may have Liability under this Agreement or any of the Ancillary Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that shall preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to seek to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b)    In the event of a Legal Proceeding that involves solely matters that are indemnifiable and in which (i) the Indemnitor is not a named defendant or (ii) any Indemnitee is a named defendant along with the Indemnitor, if either the Indemnitee or the Indemnitor so requests, the Parties shall endeavor, in the case of clause (i), to substitute the Indemnitor for the named defendant and, in the case of clause (ii), cause the Indemnitee to be removed as a named defendant. If such substitution, addition or removal cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article V shall not be affected.

(c)  Any claim for indemnification, contribution or reimbursement under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnitor;  provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnitor is actually materially prejudiced in respect thereby. The Indemnitor shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnitor does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnitor or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If the Indemnitor does not respond within such thirty (30)-day period or rejects such claim in whole or in part, the Indemnitee shall be free to pursue such remedies as may be available thereto as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

Section 5.7    Contribution.

(a)    If the indemnification provided for under this Agreement is judicially determined to be unavailable, or insufficient to hold harmless the Indemnitee in respect of any indemnifiable Liability, then the Indemnitor, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by the Indemnitee as a result of such Liabilities. The amount contributed by the Indemnitor shall be in such proportion as reflects the relative fault of the Indemnitor and the Indemnitee in connection with the actions or omissions resulting in the Liability and any other relevant equitable considerations.

(b)    The Parties agree that any method of allocation of contribution under this Section 5.7 shall take into account the equitable considerations referred to in Section 5.7(a). The amount paid or payable by the Indemnitee to which the Indemnitor shall contribute shall include any legal or other expenses reasonably incurred by the Indemnitee to investigate any claim or defend any Legal Proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 5.8    Exclusive Remedy.

(a)    Each of New BBX Capital and Parent intends and hereby agrees that this Article V sets forth the exclusive remedies and rights of the Parties following the Effective Time in respect of the matters to which the Parties are entitled to indemnification under this Article V, except that nothing contained in this Section 5.8 will impair any right of any Person (i) to specific performance under this Agreement, (ii) to equitable relief as provided in Section 7.15, and (iii) to enforce any rights and remedies provided in the Ancillary Agreements.

(b)    Notwithstanding anything to the contrary set forth herein, indemnification, limitations on remedies and limitations on liabilities with respect to (i) the Ancillary Agreements and (ii) any agreements or arrangements entered into after the Effective Time between any member of the New BBX Capital Group or any of their respective Affiliates, on the one hand, and any member of the Parent Group or any of their respective Affiliates, on the other hand, in each case, shall be governed by the terms of such agreements or arrangements and not by this Article V.

Section 5.9    Survival of Indemnities. The rights and obligations of Parent and New BBX Capital and their respective Indemnitees under this Article V shall survive the Effective Time and the sale or other transfer by any Party of any Assets or businesses or the assignment by any Party of any Liabilities. The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (a) any investigation made by or on behalf of any Indemnitee and (b) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

Section 5.10    Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary, in no event shall Parent,  New BBX Capital or any member of their respective Groups have any Liability to the other or to any other member of the other’s Group, or to any other Parent Indemnitee or New BBX Capital Indemnitee, as applicable, under this Agreement (a) to the extent that any such Liability resulted from any willful violation of Law or intentional misconduct, fraud or gross negligence by any Parent Indemnitee if a Parent Indemnitee is seeking indemnification or by any New BBX Capital Indemnitee if a New BBX Capital Indemnitee is seeking indemnification, or (b) for any indirect, punitive, exemplary, special, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than to the extent that an Indemnitee is liable for such damages under an order issued by a Governmental Authority in connection with a Third-Party Claim).

Section 5.11  Release of Guarantees.

(a)    New BBX Capital will use its commercially reasonable best efforts to ensure that Parent and/or any applicable member of the Parent Group is released following the Distribution Date as guarantor of or obligor under any loan, guarantee, lease, Contract or other New BBX Capital Liability (each, a “Guarantee”). On or prior to the Distribution Date, to the extent required to obtain a release from any such Guarantee, and to the extent reasonably practicable, a New BBX Capital Entity will execute a Contract in the form of the existing Contract relating to such Guarantee or such other form as is reasonably agreed to by Parent and the relevant parties to such Guarantee undertaking such obligation(s).

(b)    If the Parties are unable to obtain, or to cause to be obtained, any such required release from a Guarantee as set forth in this Section 5.11 prior to the Distribution Date, (i) New BBX Capital will, and will cause the other members of the New BBX Capital Group to indemnify, defend and hold harmless each of the Parent Indemnitees for any Liability arising from or relating to such Guarantee and will, as agent or subcontractor for the applicable Parent Group guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) New BBX Capital will not, and will cause the other members of the New BBX Capital Group not to, agree to renew or extend the term of, increase any obligations under, or transfer to a third Person, any Guarantee (or the associated loan, guarantee, Lease, Contract or other Liability) for which a member of the Parent Group is or may be liable unless all obligations of the members of the Parent Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Parent.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    Further Assurances. Subject to the limitations of Section 2.2 and the other terms and conditions of this Agreement, each Party will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing or causing to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable. Without limiting the foregoing, where the cooperation of Third Parties such as insurers or trustees would be necessary in order for a Party to completely fulfill its obligations under this Agreement or the Ancillary Agreements, such Party will use commercially reasonable best efforts to seek to cause such Third Parties to provide such cooperation. If any Subsidiary of Parent or New BBX Capital is not a party to this Agreement or, as applicable, any Ancillary Agreement, and it becomes necessary or desirable for such Subsidiary to be a party hereto or thereto to carry out the purpose hereof or thereof, then Parent or New BBX Capital, as applicable, will cause such Subsidiary to become a party hereto or thereto or cause such Subsidiary to undertake such actions as if such Subsidiary were such a party.

Section 6.2    Agreement for Exchange of Information.

(a)    Except for any request for Information relating to any Legal Proceeding or threatened Legal Proceeding by any Parent Entity or New BBX Capital Entity against any member of the other’s Group (which shall be governed by such discovery rules as may be applicable thereto), and subject to Section 6.2(b), each of Parent and New BBX Capital, on behalf of itself and the members of its respective Group, shall use commercially reasonable best efforts to provide, to the other Group, at any time prior to, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of the members of such Group that the requesting party reasonably requests (i) in connection with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities Laws or Laws in respect of Taxes) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, Tax, insurance or other proceeding or in order to satisfy audit, accounting, claims, regulatory, investigation, litigation, Tax or other similar requirements, or (iii) to comply with its obligations under this Agreement, any Ancillary Agreement, any Contract listed in Section 2.3(b) or any other Contract entered into prior to the Effective Time with respect to which the requesting party requires Information from the other Party in order to fulfill the requesting party’s obligations under such Contract. The receiving party may use any Information received pursuant to this Section 6.2(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in the immediately preceding sentence and shall otherwise take reasonable steps to protect such Information. Nothing in this Section 6.2 may be construed as obligating a Party to create any Information or provide access to or furnish Information not already in its possession or control.

(b)    If any Party determines that the exchange of any Information pursuant to Section 6.2(a) is reasonably likely to violate any Law or Contract, or waive or jeopardize any attorney-client privilege, or attorney work-product protection, then such Party shall not be required to provide access to or furnish such Information to the other Party; provided,  however, that the Parties shall take all reasonable measures to permit compliance with Section 6.2(a) in a manner that avoids any such violation, waiver or jeopardy. Parent and New BBX Capital intend that any provision of access to or the furnishing of Information that would otherwise be within the ambit of any legal privilege shall not operate as a waiver of such privilege.

Section 6.3    Ownership of Information. The provision of Information pursuant to Section 6.2 shall not grant or confer rights of license or otherwise in any such Information.

Section 6.4    Compensation for Providing Information. Except as otherwise set forth in any Ancillary Agreement, the Party requesting Information pursuant to Section 6.2 agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, actually incurred in seeking, gathering, copying and furnishing, or providing access to, such Information, to the extent that such costs are incurred for the benefit of the requesting Party.

Section 6.5    Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement from and after the Distribution Date, each Party agrees to use its commercially reasonable best efforts to retain all Information in accordance with its record retention policy as in effect immediately prior to the Distribution Date or as modified in good faith thereafter; provided, that to the extent that any Ancillary Agreement provides for a longer retention period for certain Information, such longer period shall control. Notwithstanding anything to the contrary contained herein, Parent shall be entitled to retain a copy of the New BBX Capital Books and Records  relating to periods prior to the Distribution Date;  provided, that to the extent required to satisfy Parent’s legal or Contractual obligations, Parent shall be entitled to retain original books and records relating to such periods, and shall provide New BBX Capital with a copy of all such retained books and records. In the case of any Information relating to a pending or threatened Legal Proceeding (including any pending or threatened investigation by a Governmental Authority) subject to a “litigation hold” known to any member of the Group that possesses relevant documents or records, such member shall issue and comply (or cause the applicable members of its Group to comply) with the requirements of such “litigation hold.” Notwithstanding the foregoing, the applicable provisions of the Tax Matters Agreement shall govern the retention of Tax Returns, schedules and work papers and all material records or other documents relating thereto. No Party shall have any liability to any other Party if any Information is destroyed after reasonable efforts by such Party to comply with the provisions of this Section 6.5.

Section 6.6    Other Agreements Providing for Exchange of Information. The rights granted and obligations imposed under this Article VI shall be subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in Section 6.10 and in any Ancillary Agreement.

Section 6.7    Production of Witnesses; Records; Cooperation. From and after the Effective Time, except in the case of any Legal Proceeding or threatened Legal Proceeding by any Parent Entity or New BBX Capital Entity against any member of the other’s Group (which shall be governed by such discovery rules as may be applicable thereto), each Party, shall (a) cooperate and consult in good faith as reasonably requested in writing by the other Party with respect to (i) any Legal Proceeding, or (ii) any audit or any other legal requirement, in each case, whether relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and (b) use commercially reasonable best efforts to make available to such other Party the former and current directors, managers, officers, employees, other personnel and agents of the members of its respective Group (whether as witnesses or otherwise) and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, managers, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection therewith. Notwithstanding the foregoing, this Section 6.7 does not require a Party to take any step that would materially interfere, or that it reasonably determines could materially interfere, with its business. The requesting Party agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, incurred in connection with a request under this Section 6.7.

Section 6.8    Privilege; Conflicts of Interest.

(a)    The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the New BBX Capital Group, and that each of the members of the Parent Group and the New BBX Capital Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith.

(b)    The Parties agree that, as between Parent and New BBX Capital:

(i)    Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates to the Bluegreen Business, Parent Assets or Parent Liabilities and not to the New BBX Capital Business, New BBX Capital Assets or New BBX Capital Liabilities, whether or not the privileged Information is in the possession or under the control of any member of the Parent Group or any member of the New BBX Capital Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Parent Liabilities resulting from any Legal Proceedings that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Parent Group or any member of the New BBX Capital Group; and

(ii)    New BBX Capital shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates to the New BBX Capital Business, New BBX Capital Assets or New BBX Capital Liabilities and not to the Bluegreen Business, Parent Assets or Parent Liabilities, whether or not the privileged Information is in the possession or under the control of any member of the New BBX Capital Group or any member of the Parent Group. New BBX Capital shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any New BBX Capital Liabilities resulting from any Legal Proceedings that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the New BBX Capital Group or any member of the Parent Group.

(c)    Subject to the restrictions set forth in this Section 6.8, the Parties agree that they shall have a shared privilege, each with equal right to assert or waive any such shared privilege, with respect to all privileges not allocated pursuant to Section 6.8(b) and all privileges relating to any Legal Proceedings or other matters that involve both the Parent Group and the New BBX Capital Group and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d)    In the event of any Legal Proceedings between Parent and New BBX Capital, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the Legal Proceeding between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(e)    If any dispute arises between Parent and New BBX Capital, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interests of either the Parent Group or the New BBX Capital Group, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other Party. Further, each Party specifically agrees that it will not withhold its consent to the waiver of a privilege for any purpose except to protect its own legitimate interests.

(f)    In furtherance of the Parties’ agreement under this Section 6.8, Parent and New BBX Capital shall, and shall cause the applicable members of their respective Group to, maintain their respective separate and joint privileges, including by entering into joint defense and common interest agreements where necessary or useful for this purpose.

Section 6.9    Insurance.

(a)    Except as otherwise provided herein or in any other Ancillary Agreement, from and after the Effective Time, the New BBX Capital Entities shall cease to be insured by the Parent Group’s insurance policies or by any of their self-insured or captive insurance programs, except with respect to insurance policies providing coverage on an occurrence basis, including defense and indemnity benefits attributable to or arising from or under such policies or programs (such policies or programs, the “Pre-Spin-Off Insurance Policies”). Any Parent Entity may, to be effective at the Effective Time, amend any insurance policies in the manner they deem appropriate to give effect to this Section 6.9; provided, that in no event shall a Parent Entity be permitted to amend any insurance policy in any manner which would eliminate, reduce or otherwise limit coverage for any occurrence or action that occurred prior to the Spin-Off if such coverage was then available. Other than as stated in the foregoing sentences of this Section 6.9(a) and in Section 6.12, from and after the Effective Time,  New BBX Capital shall be responsible for securing all insurance it considers appropriate for its operation of the New BBX Capital Entities and the New BBX Capital Business and for promptly providing evidence thereof, as may be required, to Third Parties under any Contract; provided, that notwithstanding the foregoing, each of Parent and New BBX Capital shall comply (and shall cause the members of its Group to comply) with the applicable requirements relating to insurance matters set forth in the Ancillary Agreements.

(b)    From and after the Effective Time,  New BBX Capital shall not, and shall cause the members of its Group not to, assert any right, claim or interest in, to or under any Pre-Spin-Off Insurance Policies, other than any right, claim or interest that existed prior to the Effective Time. From and after the Effective Time, in the event any New BBX Capital Entity incurs any Liabilities covered by “occurrence form” Pre-Spin-Off Insurance Policies (“Pre-Spin-Off Insurance Claims”), and notifies Parent and/or the insurer of such Pre-Spin-Off Insurance Policies, in accordance with the notice provisions of such policies of such Pre-Spin-Off Insurance Claim, Parent shall, or shall cause the applicable members of the Parent Group to, submit such Pre-Spin-Off Insurance Claim to the applicable insurer following such notification. To the extent not covered by or payable under Pre-Spin-Off Insurance Policies, except as provided in Section 6.12, New BBX Capital shall be solely responsible to Parent and the members of the Parent Group for all costs, expenses and fees in connection with any Pre-Spin-Off Insurance Claim, and for any deductibles, retentions, premium increases on any Pre-Spin-Off Insurance Policies which are attributable to any Pre-Spin-Off Insurance Claims submitted pursuant to this Section 6.9(b). New BBX Capital shall, and shall cause the members of its Group to, reasonably cooperate with Parent or the applicable members of the Parent Group or the applicable insurer in the investigation, contesting, defense or settlement of such Pre-Spin-Off Insurance Claim. For the avoidance of doubt, (i) any Liabilities involving or related to Pre-Spin-Off Insurance Claims that are in excess of insurance coverage therefor (net of any retention amounts, recovery costs, increases in premium and related deductible payable by Parent or any member of the Parent Group in connection therewith) under applicable Pre-Spin-Off Insurance Policies shall not be the responsibility of Parent or any members of the Parent Group, unless otherwise required by this Agreement, including the provisions of Article V and Section 6.12, (ii) Parent and the

members of the Parent Group shall have the right, subject to the terms and provisions of the applicable Pre-Spin-Off Insurance Policy, to investigate, contest, assume the defense of or settle any Pre-Spin-Off Insurance Claim and (iii) any amounts paid by an insurer and/or received by the New BBX Capital Group pursuant to this Section 6.9(b) shall not constitute indemnifiable Liabilities under Article V, and the New BBX Capital Group shall have no right to indemnification under Article V with respect to any such amounts. Furthermore, to the extent any Pre-Spin-Off Insurance Claim has been brought under a Pre-Spin-Off Insurance Policy by Parent or any member of the Parent Group,  New BBX Capital shall, and shall cause the members of its Group to, from and after the Effective Time, reasonably cooperate with Parent or the members of the Parent Group in the investigation, contesting, defense or settlement of any such Pre-Spin-Off Insurance Claim.

(c)    Subject to its compliance with the applicable terms of this Section 6.9 and Section 6.12, the Parent Group shall have no Liability to the New BBX Capital Group whatsoever as a result of the insurance policies and practices of the Parent Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

Section 6.10    Confidentiality.

(a)    From and after the Effective Time, subject to Section 6.10(c) and except as contemplated by or otherwise provided in this Agreement or any other Ancillary Agreement, Parent shall not, and shall cause each of the members of the Parent Group and their respective Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate any New BBX Capital Confidential Information to any Person other than Representatives of such Party or of its Affiliates who reasonably need to know such information in providing services to any member of the Parent Group and who have agreed (which agreement may be oral) to keep such information confidential in accordance with the terms hereof. If any disclosures are made to any member of the Parent Group in connection with any services provided to a member of the New BBX Capital Group under this Agreement or any other Ancillary Agreement, then the New BBX Capital Confidential Information so disclosed shall be used only as required in connection with the receipt of such services. Parent shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the New BBX Capital Confidential Information as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 6.10(a), any information, material or documents relating to the New BBX Capital Business currently or formerly conducted, or proposed to be conducted, by any member of the New BBX Capital Group furnished to, or in possession of, Parent or any member of the Parent Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any member of the Parent Group or any of their respective Representatives that contain or otherwise reflect such information, material or documents is referred to herein as “New BBX Capital Confidential Information.” New BBX Capital Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Parent Group not otherwise permissible hereunder, (ii) Parent can demonstrate became available to any member of the Parent Group after the Effective Time from a source other than any member of the Parent Group, New BBX Capital Group or their respective Affiliates, provided that the source of such information was not known by any member of the Parent Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, New BBX Capital or any member of the New BBX Capital Group with respect to such information,  or (iii) is developed independently by any member of the Parent Group without use of or reference to any New BBX Capital Confidential Information. Parent agrees that when New BBX Capital Confidential Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, Parent will promptly after request of New BBX Capital either return to New BBX Capital all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify New BBX Capital in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided,  that Parent may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(b)    From and after the Effective Time, subject to Section 6.10(c) and except as contemplated by this Agreement or any other Ancillary Agreement, New BBX Capital shall not, and shall cause each of the members of the New BBX Capital Group and their respective Affiliates and Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate any Parent Confidential Information to any Person other than Representatives of such Party or of its Affiliates who reasonably need to know such information in providing services to New BBX Capital or any member of the New BBX Capital Group and who have agreed (which agreement may be oral) to keep such information confidential in accordance with the terms hereof. If any disclosures are made to any member of the New BBX Capital Group in connection with any services provided to a member of the New BBX Capital Group under this Agreement or any other Ancillary Agreement, then the Parent Confidential Information so disclosed shall be used only as required in connection with the receipt of such services. The New BBX Capital Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Parent Confidential Information as they use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 6.10(b), any Information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by Parent or any of its Affiliates (other than any member of the New BBX Capital Group) furnished to, or in possession of, any member of the New BBX Capital Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by New BBX Capital, any member of the New BBX Capital Group or their respective Representatives, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Parent Confidential Information.” Parent Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the New BBX Capital Group not otherwise permissible hereunder, (ii) New BBX Capital can demonstrate became available to any member of the New BBX Capital Group after the Effective Time from a source other than any member of the New BBX Capital Group, any member of the Parent Group or their respective Affiliates, provided the source of such information was not known by any member of the New BBX Capital Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Parent or its Affiliates with respect to such information or (iii) is developed independently by any member of the New BBX Capital Group without use of or reference to any Parent Confidential Information. New BBX Capital agrees that when Parent Confidential Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, New BBX Capital will promptly after request of Parent either return to Parent all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify Parent in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided,  New BBX Capital may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

(c)     If Parent or its Affiliates, on the one hand, or New BBX Capital or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any New BBX Capital Confidential Information or Parent Confidential Information, as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand agrees to take, and cause its Representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any New BBX Capital Confidential Information or Parent Confidential Information, as the case may be, to the minimum extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

(d)    Each of Parent and New BBX Capital acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Parties prior to the Effective Time.  Parent and New BBX Capital each agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence the confidential and proprietary information of Third Parties to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Effective Time between or among one (1) or more members of the applicable Party’s Group and such Third Parties to the extent disclosed to such Party.

Section 6.11    [Intentionally omitted.]

Section 6.12    Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)    From and after the Spin-Off, Parent and its Subsidiaries will honor and fulfill, in all respects, the obligations of Parent and its Subsidiaries pursuant to any indemnification agreements entered into before the date of this Agreement between Parent and any of its Subsidiaries and any of their respective current or former directors or officers (and any person who becomes a director or officer of Parent or any of its Subsidiaries prior to the Spin-Off) (collectively, the “Indemnified Persons”) and any indemnification obligations of Parent and its Subsidiaries to the Indemnified Persons under the articles of incorporation, bylaws or similar organizational documents of Parent and its Subsidiaries as in effect as of the Distribution Date. In addition, for a period commencing on the Distribution Date and ending on the sixth (6th) anniversary of the Distribution Date,  Parent and its Subsidiaries will cause the articles of incorporation, bylaws and other similar organizational documents of Parent and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the articles of incorporation, bylaws and other similar organizational documents of Parent and its Subsidiaries as in effect as of the Distribution Date. During such six (6) year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)    During the period commencing on the Distribution Date and ending on the sixth (6th) anniversary of the Distribution Date,  Parent will maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Distribution on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are substantially equivalent to those of Parent’s and its Subsidiaries’ current directors’ and officers’ liability insurance in effect as of the Distribution Date. Prior to the Distribution,  Parent may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as Parent’s current directors’ and officers’ liability insurance carrier. If Parent elects to purchase such a “tail” policy prior to the Distribution,  Parent will maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations under the first sentence of this Section 6.12(b), for so long as such “tail” policy is in full force and effect.

(c)    If Parent or any of its successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent or any of its successors or assigns will assume all of the obligations of Parent set forth in this Section 6.12.

(d)    The obligations set forth in this Section 6.12 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other Person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.12(b) (and their heirs and Representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.12(b) (and their heirs, agents and Representatives). Each of the Indemnified Persons or other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.12(b) (and their heirs, agents and Representatives) are intended to be third-party beneficiaries of this Section 6.12, with full rights of enforcement of the provisions of this Section 6.12 as if a party hereto. The rights of the Indemnified Persons (and other Persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.12(b) (and their heirs, agents and Representatives)) pursuant to this Section 6.12 will be in addition to, and not in substitution for, any other rights that such Persons may have pursuant to the articles of incorporation, bylaws and other similar organizational documents of Parent and its Subsidiaries, any and all indemnification agreements entered into with Parent or any of its Subsidiaries before the Distribution Date or applicable Law (whether at Law or in equity).

(e)    Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to Parent or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.12 is not prior to or in substitution for any such claims pursuant to such policies or indemnification agreement.

Section 6.13 Agreement as to Certain Services.  During the ninety (90) day period commencing on the Distribution Date, in the event that either New BBX Capital or Parent (a “Service Recipient”) identifies in writing to the other Party (the “Service Provider”) any services that were provided by the Service Provider or any of its Subsidiaries in respect of the business of the Service Recipient or any of its Subsidiaries prior to the Spin-Off and that are reasonably necessary to operate the business of the Service Recipient or any of its Subsidiaries in the manner conducted as of the Distribution Date (“Omitted Services”), the Parties will promptly negotiate in good faith the terms governing any such Omitted Service with respect to (i) the nature and description of such Omitted Service, (ii) the duration such Omitted Service will be provided and (iii) the fees for such Omitted Service.

Section 6.14  Tax Withholding.  Each member of the Parent Group and each member of the New BBX Capital Group shall be entitled to deduct and withhold from amounts otherwise payable (or distributable) pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law and such withheld amounts will be treated as being paid (or distributed) to the Person with respect to which such deduction and withholding was made. Parent or any agent acting on its behalf may sell a portion of the New BBX Capital Common Stock otherwise distributable to any Person in order to pay any withholding Taxes required to be withheld under applicable Law from distributions to such Person, as well as any related fees and expenses.  If a Governmental Authority with respect to Taxes determines that the Parent Group is liable with respect to any withholding Taxes on the Distribution, the New BBX Capital Group shall promptly indemnify, reimburse, defend and hold harmless the Parent Group for such Taxes.

Section 6.15 Name Changes.  Subject to the approval of Parent’s shareholders of Parent’s name change to “Bluegreen Vacations Holdings Corporation,” Parent shall, if so determined by its Board of Directors, file with the Florida Department of State, prior to, at or promptly following the Effective Time, an amendment to Parent’s Amended and Restated Articles of Incorporation, as amended, to change Parent’s name to Bluegreen Vacations Holdings Corporation so that New BBX Capital can (and, in which case, New BBX Capital shall take such actions necessary to) change its name to “BBX Capital, Inc.”

Section 6.16 Intellectual Property Assignment/Recordation. Each Party will be responsible for, and will pay all expenses (whether incurred before or after the Effective Time) involved in the notarization, authentication, legalization and/or consularization of the signatures of any of the representatives of its Group on any of the documents relating to the Conveyance of Intellectual Property. New BBX Capital will be responsible for, and will pay all expenses (whether incurred before or after the Effective Time) relating to the recording of any such documents relating to the Conveyance of Intellectual Property to any member of the New BBX Capital Group with any Governmental Authorities as may be necessary or appropriate.

Section 6.17  Removal of Tangible Assets.  Except as may be otherwise provided in the Ancillary Agreements or otherwise agreed to by the Parties, all tangible Assets of either Party (after giving effect to the Separation) that are located at any facilities of the other Party shall be moved by the Party having the right to such Assets from the facilities of the other Party as promptly as practicable after the Effective Time from such facilities, at the moving party’s expense and in a manner so as not to unreasonably interfere with the operations of the other Party and to not cause damage to such facility; the other Party hereby agreeing to provide reasonable access to its facility to effectuate same.

Section 6.18 Dispute Resolution.

(a) Except as expressly set forth to the contrary herein or in any Ancillary Agreement, including subject to the dispute resolution procedure under the Tax Matters Agreements, which shall govern disputes, claims and controversies in respect of Taxes thereunder, any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (a “Dispute”) shall be subject to the provisions of this Section 6.18. To the fullest extent practicable, prior to bringing or commencing, or threatening to bring or commence, any action or other Legal Proceeding, a Party having or raising a Dispute shall provide written notice thereof to the other Party (the

“Initial Notice”), and the Parties shall thereafter attempt in good faith to negotiate a resolution of the Dispute in accordance with this Section 6.18. The negotiations shall be conducted by executives of each Party who hold, at a minimum, the title of vice president and who have authority to settle the Dispute. In the event that a Dispute has not been resolved pursuant to the foregoing provisions of this Section 6.18 within thirty (30) days after receipt by a Party of the Initial Notice, or within such longer period as the Parties may agree to in writing, the Party that delivered the Initial Notice shall provide written notice of such Dispute to the Chief Executive Officer of each Party (the “CEO Notice”). For a period of thirty (30) days from the date of receipt of the CEO Notice, or such longer period of time as the Chief Executive Officers may mutually agree, the Chief Executive Officers of the Parties shall negotiate in good faith in an attempt to resolve the Dispute. If the Dispute is not resolved within the time period specified in the preceding sentence, then either Party may bring or commence a Legal Proceeding and pursue other rights and remedies available to it hereunder, at law or in equity, with respect to the matter in Dispute. All negotiations under this Section 6.18 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  Unless otherwise agreed in writing, the Parties shall, and shall cause the members of their respective Groups to, continue to honor all obligations and commitments under this Agreement and each Ancillary Agreement to the fullest extent required hereby or thereby during the course of dispute resolution pursuant to this Section 6.18,  except and then only to the extent that such obligations or commitments are the specific subject of the Dispute at issue.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Expenses.  Except as otherwise expressly set forth in this Agreement or in any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Parent Proxy Statement and the New BBX Capital Registration Statement, and the consummation of the transactions contemplated hereby and thereby incurred (i) on or prior to the Effective Time will be borne by Parent and (ii) after the Effective Time will be borne by the Party or its applicable Subsidiary incurring such costs or expenses.

Section 7.2    Entire Agreement. This Agreement and the Ancillary Agreements, including any related annexes, exhibits and schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 7.3    Governing Law. This Agreement and each Ancillary Agreement, and all Legal Proceedings (whether in contract or tort) that may be based upon, arise out of or relate hereto or thereto or the negotiation, execution or performance hereof or thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or any Ancillary Agreement or as an inducement to enter into this Agreement or any Ancillary Agreement), shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to the choice of law or conflicts of law principles thereof.

Section 7.4    Characterization of Payments. The Parties agree to treat all payments required by this Agreement (other than any payments with respect to interests accruing after the Distribution Date) as either a contribution by Parent to New BBX Capital or a distribution by New BBX Capital to Parent, as the case may be, occurring immediately prior to the Distribution Date unless a contrary treatment is required under applicable Law.

Section 7.5    Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to Parent:

401 East Las Olas Boulevard, Suite 800
Fort Lauderdale, FL 33301
Attn: Chairman
Email:	alevan@bbxcapital.com
Fax: 954-940-5050

with a copy (which will not constitute notice) to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, FL 33130
Attn: Alison W. Miller Fax: 305-789-2642 Email: amiller@stearnsweaver.com

If to New BBX Capital:

401 East Las Olas Boulevard, Suite 800
Fort Lauderdale, FL 33301
Attn: President
Email: jlevan@bbxcapital.com
Fax: 954-940-5050

with a copy (which will not constitute notice) to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, FL 33130
Attn: Alison W. Miller
Fax: 305-789-2642
Email: amiller@stearnsweaver.com

or, in each case, to such other address as the Parties hereto may from time to time designate in writing.

Section 7.6    Priority of Agreements. If there is a conflict between any provision of this Agreement and a provision in any of the Ancillary Agreements (other than the Tax Matters Agreement and Employee Matters Agreement), each of this Agreement and the other Ancillary Agreement is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but to the extent, and only to the extent, of such conflict, the provision of this Agreement shall control unless specifically provided otherwise in this Agreement or in the Ancillary Agreement. Except as otherwise specifically provided herein, this Agreement shall not apply to matters relating to Taxes or employees, employee benefits plans, and related assets and liabilities, including pension and other post-employment benefit assets and liabilities, which shall be exclusively governed by the Tax Matters Agreement and Employee Matters Agreement, respectively. In the case of any conflict between this Agreement and the Tax Matters Agreement or Employee Matters Agreement in relation to any matters addressed by the Tax Matters Agreement or Employee Matters Agreement, respectively, the Tax Matters Agreement or Employee Matters Agreement, as applicable, shall prevail.

Section 7.7    Amendments and Waivers; Schedule Updates.  Subject to any limitations expressly set forth in the Information Statement, except as expressly set forth to the contrary herein, prior to the Effective Time, this Agreement and any Ancillary Agreement may be amended and any provision hereof or thereof waived, in whole or in part, by Parent, in its sole discretion, by execution of a written document evidencing the same delivered to New BBX Capital; it being understood that the foregoing includes, without limitation, Parent’s right, in its sole discretion, to supplement or update the schedules to this Agreement and each Ancillary Agreement by delivery of such supplements or updates to New BBX Capital. Additionally, the Parties will cooperate to mutually agree on the final schedules to the Transition Services Agreement and Employee Matters Agreement, including any updates thereto. Following the Effective Time,  no provision of this Agreement shall be waived or amended unless in writing and, in the case of a waiver, signed by an authorized representative of the waiving Party and, in the case of an amendment, signed by an authorized representative of each Party. No waiver by any of the Parties of any provision or breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 7.8    Termination. This Agreement and each Ancillary Agreement may be terminated upon the mutual written agreement of the Parties. In addition, this Agreement and all Ancillary Agreements may be terminated and the Spin-Off abandoned at any time prior to the Effective Time by Parent, in the sole discretion of its Board of Directors, without the approval or consent of any other Person, including New BBX Capital and the shareholders of Parent. If terminated prior to the Effective Time, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement or any Ancillary Agreement.

        Section 7.9    Assignability. Neither Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign (a) any or all of its rights or delegate its duties under this Agreement to an Affiliate thereof and (b) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any of its assets or entities or lines of business;  provided, that no assignment or delegation shall relieve any Party of its indemnification obligations or obligations in the event of a breach of this Agreement and any assignee shall agree in writing to be bound by the terms and conditions contained in this Agreement. Any attempted assignment or delegation in breach of this Section 7.9 shall be null and void.

Section 7.10    Parties in Interest.  Except for the indemnification rights under this Agreement of any Parent Indemnitee or New BBX Capital Indemnitee, in their respective capacities as such, and except as set forth in Section 6.12, this Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 7.11    Interpretation.

(a)    Unless the context of this Agreement otherwise requires:

(i)    (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” and “Schedule” refer to the specified Article, Section, Annex, Exhibit or Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs; (F) the word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (G) the word “or” shall be disjunctive but not exclusive;

(ii)    references to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract or Law as amended, restated, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions);

(iii)    references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and

(iv)    references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)    The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e)    The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.

Section 7.12    Severability. If any provision of this Agreement or any Ancillary Agreement, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 7.13    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or pdf. transmission shall be binding to the same extent as an original signature page.

Section 7.14    Jurisdiction; Consent to Jurisdiction.

(a)    Exclusive Jurisdiction. Except as otherwise expressly provided in any Ancillary Agreement, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state or federal courts located in Broward County, Florida in any Legal Proceeding arising out of or relating to this Agreement, the Ancillary Agreements, the documents referred to in this Agreement, or any of the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Legal Proceeding except in such courts, (ii) agrees that any claim in respect of any such Legal Proceeding may be heard and determined in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding in such courts, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in such courts. Each of the Parties agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by Law, each Party irrevocably consents to service of process in the manner provided for notices in Section 7.5. Nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

(b)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) EACH PARTY MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS

AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.14(b).

Section 7.15    Specific Performance.  From and after the Distribution Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their respective rights under this Agreement or such Ancillary Agreement, as applicable, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, subject to Section 5.8. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 7.16 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated as provided above. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition, and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

Section 7.17  No Set-Off. Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement, or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

Section 7.18  Publicity. Prior to the Distribution Date,  Parent shall be responsible for issuing any press releases or otherwise making public statements with respect to the Spin-Off or any of the other transactions contemplated hereby or under any Ancillary Agreement. For the one (1) year period commencing on the Distribution Date, each Party shall consult with the other Party prior to issuing any press releases or otherwise making public statements with respect to the Spin-Off or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

BBX CAPITAL CORPORATION

By:	/s/ Ray S. Lopez
Name:	Raymond S. Lopez
Title:	EVP and Chief Financial Officer

BBX CAPITAL FLORIDA LLC

By:	/s/ Jarett S. Levan
Name:	Jarett S. Levan
Title:	President and Chief Executive Officer

Schedule 1.1(a)

Other New BBX Capital Assets*

“Other New BBX Capital Assets” consist of the following assets, all (including, without limitation, the mortgage loans) to the extent unrelated to the Bluegreen Business and as further specified under separate cover or as otherwise agreed to by the parties:

Computer hardware/software

Telephone and copier lease assets

Vehicles

Accel Foods investment

Center Port Partners, Ltd. investment

Mortgage loans

Prepaid deposits

Prepaid expenses

Payables due to affiliates

Receivables from affiliates and other

Schedule 1.1(b)

Other New BBX Capital Liabilities

“Other New BBX Capital Liabilities” consist of the following liabilities, each to the extent unrelated to the Bluegreen Business and as further specified under separate cover or as otherwise agreed to by the parties:

Accrued pension liabilities

Telephone and copier lease obligations

Schedule 1.2(a)

New BBX Capital Balance Sheet

UNAUDITED PRO FORMA STATEMENT OF FINANCIAL CONDITION

AS OF JUNE 30, 2020

(In thousands)

	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments	Pro Forma
ASSETS
Cash and cash equivalents	$96,537	—		—	96,537
Restricted cash	529	—		—	529
Trade accounts receivable, net	15,157	—		—	15,157
Trade inventory	20,501	—		—	20,501
Real estate	63,897	—		—	63,897
Investments in unconsolidated real estate joint ventures	63,775	—		—	63,775
Property and equipment, net	28,990	—		—	28,990
Goodwill	14,864	—		—	14,864
Intangible assets, net	6,392	—		—	6,392
Operating lease assets	79,853	—		—	79,853
Note receivable from parent	—	75,000	(A)	—	75,000
Due from Parent	683	—		—	683
Other assets	15,614	—		—	15,614
Deferred tax asset, net	9,944	—		—	9,944
Discontinued operations total assets	61	—		—	61

Total assets	$416,797	75,000		—	491,797

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	11,814	—		—	11,814
Accrued expenses	14,440	—		—	14,440
Other liabilities	6,597	—		—	6,597
Operating lease liabilities	96,119	—		—	96,119
Notes payable and other borrowings	41,614	—		—	41,614
Discontinued operations total liabilities	41	—		—	41

Total liabilities	170,625	—		—	170,625

Redeemable noncontrolling interest	1,759	—		—	1,759
Equity:
Parent’s equity	242,932	75,000	(A)	—	317,932
Accumulated other comprehensive income	1,203	—		—	1,203
Noncontrolling interests	278	—		—	278

Total equity	244,413	75,000		—	319,413

Total liabilities and equity	$416,797	75,000		—	491,797

See accompanying notes to unaudited pro forma combined financial statements

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

A.	Pursuant to the Separation and Distribution Agreement between Parent and New BBX Capital, Parent will issue a $75 million promissory note in favor of New BBX Capital.

Schedule 1.2(b)

Parent and Subsidiaries

Unaudited Consolidated Statement of Financial Condition

As of June 30, 2020

(In thousands, except share data)

	Parent Historical (A)	Spin-Off Adjustments (B)	Transaction Adjustments		Pro Forma
ASSETS
Cash and cash equivalents	$348,045	(96,537)	(20,224	)(C)	231,284
Restricted cash	25,459	(529)	—		24,930
Notes receivable, net	404,232	—	—		404,232
Trade inventory	20,501	(20,501)	—		—
Vacation ownership interest (“VOI”) inventory	350,270	—	—		350,270
Real estate	63,897	(63,897)	—		—
Investments in unconsolidated real estate joint ventures	63,775	(63,775)	—		—
Property and equipment, net	125,260	(28,990)	—		96,270
Goodwill	14,864	(14,864)	—		—
Intangible assets, net	67,865	(6,392)	—		61,473
Operating lease assets	101,135	(79,853)	—		21,282
Other assets	86,034	(28,383)	—		57,651

Total assets	1,671,337	(403,721)	(20,224)		1,247,392

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	23,837	(9,911)	—		13,926
Deferred income	13,813	(30)	—		13,783
Escrow deposits	6,180	—	—		6,180
Other liabilities	92,729	(20,413)	(3,728	)(D)	68,588
Receivable-backed notes payable— recourse	74,599	—	—		74,599
Receivable-backed notes payable— non-recourse (in VIEs)	325,206	—	—		325,206
Notes payable and other borrowings	223,428	(41,520)	—		181,908
Junior subordinated debentures	137,703	—	—		137,703
Notes payable to New BBX Capital	—	—	75,000	(E)	75,000
Operating lease liabilities	119,004	(96,119)	—		22,885
Deferred income taxes	85,473	(1,876)	—		83,597

Total liabilities	1,101,972	(169,869)	71,272		1,003,375

Commitments and contingencies
Redeemable noncontrolling interest	1,759	(1,759)	—		—
Equity:
Preferred stock of $.01 par value; authorized 10,000,000 shares	—	—	—		—
Class A Common Stock of $.01 par value; authorized 30,000,000 shares;
issued and outstanding 15,132,730; 15,624,091 pro forma	151	—	5	(F)	156
Class B Common Stock of $.01 par value; authorized 4,000,000 shares ; issued and outstanding 3,164,908; 3,693,596 pro forma	32	—	5	(F)	37
Additional paid-in capital	158,015	—	(55,214	)(F)	102,801
Accumulated earnings	329,194	(230,168)	(36,292	)(G)	62,734
Accumulated other comprehensive income	1,203	(1,203)	—		—

Total shareholders’ equity	488,595	(231,371)	(91,496)		165,728
Noncontrolling interests	79,011	(722)	—		78,289

Total equity	567,606	(232,093)	(91,496)	244,017

Total liabilities and equity	$1,671,337	(403,721)	(20,224)	1,247,392

(A)	Historical amounts as reported by the Parent in its Form 10-Q for the quarter ended June 30, 2020 as filed with the SEC.
(B)	Reflects the disposal of New BBX Capital’s assets and liabilities as if the Spin-Off had occurred on June 30, 2020.
(C)	Represents a cash payout to the Parent’s executives in August 2020 for their 2020 bonuses and to settle the Parent’s long-term incentive program for 2020.
(D)	Reflects the reversal of accrued executive incentive bonuses as of June 30, 2020 as a result of the cash payout described above.
(E)	Represents the $75.0 million promissory note expected to be issued by the Parent in favor of New BBX Capital in connection with the Spin-Off.
(F)

Reflects the impact of the accelerated vesting of restricted stock awards and, with respect to additional paid-in capital, the $75.0 million promissory note expected to be issued by the Parent in favor of New BBX Capital.

(G)	Reflects executive compensation expense associated with the accelerated vesting of restricted stock awards and the payout of cash amounts, as described above.